Exhibit (k)(3)
Expense Limitation and Reimbursement Agreement

This Expense Limitation and Reimbursement Agreement (the “Agreement”) is entered into this [●] day of [●], 2025 by and between Prospect Enhanced Yield Fund (the “Fund”) and Prospect Enhanced Yield Management, LLC (the “Adviser”).

WHEREAS, the Fund is an externally managed, non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) that operates as an interval fund in compliance with Rule 23c-3 under the 1940 Act;

WHEREAS, the Adviser serves as the Fund’s investment advisor pursuant to that certain Investment Advisory Agreement, dated as of [●], 2025 (the “Investment Advisory Agreement”);

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

(1)The Annual Limit

a)The Adviser hereby agrees to limit the Fund’s “Operating Expenses” (as defined below) with respect to Class A, Class C, and Class I shares during the term of this Agreement to an amount not to exceed 2.00% per annum of the Fund’s net assets attributable to such class (the “Annual Limit”). In the event that the Operating Expenses of the Fund, as accrued each quarter, exceed such Annual Limit, the Adviser hereby agrees to reimburse the Fund for expenses to the extent necessary to eliminate such excess.

b)For purposes of this Agreement, the term “Operating Expenses” with respect to each class of shares of the Fund, is defined to include all expenses necessary or appropriate for the operation of the Fund, including but not limited to any sand all costs and expenses that qualify as line item “organization and offering” expenses in the financial statements of the Fund as the same are filed with the Securities and Exchange Commission and other expenses described in the Investment Advisory Agreement, but does not include the Adviser’s base management fee and incentive fee, any portfolio transaction or other investment-related costs (including brokerage commissions, dealer and underwriter spreads, prime broker fees and expenses and dividend expenses related to short sales), distribution and shareholder servicing fees, interest expenses and other financing costs, extraordinary expenses and acquired fund fees and expenses.

c)Any expenses reimbursed by the Adviser pursuant to this Agreement are subject to recoupment by the Adviser (“Recoupment”) within three years of the date on which such expenses were reimbursed; so long as such

Recoupment does not cause the Fund’s expense ratio (after the recoupment is taken into account) to exceed either: (1) the Annual Limit in place at the time such amounts were paid by the Adviser; or (2) the Fund’s current Annual Limit. If this Agreement is terminated or expires pursuant to its terms, the Adviser shall maintain its right to Recoupment, subject to the terms of this Agreement.

(2)Term and Termination

a)This Agreement shall be effective as of the date hereof, and continue until at least December 31, 2026 (the “Initial Term”). Following the Initial Term of this Agreement, the Agreement will continue in effect for successive 12 month periods so long as such continuance is approved by a majority of the board of trustees of the Fund (the “Board”), including a majority of the trustees that are not “interested persons” of the Fund, as such term is defined under the 1940 Act.

b)This Agreement may be terminated at any time, and without payment of any penalty, by the Board, upon sixty (60) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.

(3)Miscellaneous

a)This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to its conflicts of laws provisions) and the applicable provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or the Advisers Act, the latter two, as applicable, shall control. Further, nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund’s Articles of Incorporation or Bylaws, as each may be amended or restated from time to time, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

b)If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

c)No party to this Agreement shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other.

d)This Agreement may only be amended in writing, and by mutual consent of the parties.

e)This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

PROSPECT ENHANCED YIELD FUND

By:___________________________
Name:
Title:

PROSPECT ENHANCED YIELD MANAGEMENT, LLC

By:___________________________
Name:
Title:

[Signature Page to Expense Limitation Agreement]

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